Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of December 4, 2017 (this “Supplemental Indenture”), between Accuray Incorporated (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Issuer is the issuer under the Indenture, dated as of August 7, 2017 (the “Original Indenture” and together with this Supplemental Indenture, the “Indenture”), pursuant to which the Issuer issued, and the Trustee authenticated and delivered the Issuer’s 3.75% Convertible Senior Notes due 2022 (the “Securities”);

WHEREAS, pursuant to Section 9.01 of the Original Indenture, without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement the Original Indenture to cure any ambiguity, defect, omission or inconsistency in the Original Indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any Holder in any material respect; and

WHEREAS, the Issuer requests that the Trustee execute and deliver this Supplemental Indenture to cure such a defect in Section 10.15 of the Original Indenture and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and the execution and delivery of this Supplemental Indenture have been duly authorized by the Issuer in all respects.

NOW, THEREFORE, the Issuer and the Trustee do hereby supplement and amend the Original Indenture as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Definitions.  Capitalized terms that are defined in the preamble or the recitals hereto shall have such meanings throughout this Supplemental Indenture.  Capitalized terms used but not defined in this Supplemental Indenture have the meanings assigned thereto in the Original Indenture. The meanings assigned to all defined terms used in this Supplemental Indenture shall be equally applicable to both the singular and plural forms of such defined terms.

ARTICLE 2
AMENDMENTS

Section 2.01.                          Amendments.  The table in Section 10.15 of the Original Indenture is hereby replaced with the table set forth below:

	Applicable Price
Effective Date	$4.40	$5.00	$5.72	$6.50	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00
August 7, 2017	52.4475	40.8860	31.5087	24.7031	18.9493	11.3750	7.7040	5.5127	4.0320	2.9515	1.4608
July 15, 2018	52.4475	38.4560	28.7920	22.0031	16.4813	9.6420	6.5224	4.7020	3.4794	2.5875	1.3556
July 15, 2019	52.4475	35.7680	25.6101	18.7862	13.5493	7.6360	5.1664	3.7613	2.8183	2.1270	1.1704
July 15, 2020	52.4475	32.6600	21.6276	14.7246	9.9307	5.3170	3.6304	2.6807	2.0354	1.5585	0.8944
July 15, 2021	52.4475	28.7260	15.9528	9.0708	5.2947	2.7150	1.9128	1.4380	1.1057	0.8570	0.5096
July 15, 2022	52.4475	25.1740	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

ARTICLE 3
MISCELLANEOUS

Section 3.01.                          Date and Time of Effectiveness.  This Supplemental Indenture shall become a legally effective and binding instrument at and as of the date hereof.

Section 3.02.                          Supplemental Indenture Incorporated Into Indenture.  The terms and conditions of this Supplemental Indenture shall be deemed to be part of the Indenture for all purposes relating to the Securities. The Original Indenture is hereby incorporated by reference herein and the Original Indenture, as supplemented by this Supplemental Indenture, is in all respects adopted, ratified and confirmed.

Section 3.03.                          Outstanding Securities Deemed Conformed.  As of the date hereof, the provisions of the outstanding Securities shall be deemed to be conformed, without the necessity for any reissuance or exchange of such outstanding Security or any other action on the part of the holders of outstanding Securities, the Issuer or the Trustee, so as to reflect this Supplemental Indenture.

Section 3.04.                          Separability.  In case any provision in this Supplemental Indenture, or in the Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.05.                          Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and the holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

Section 3.06.                          Successors.  All agreements of the Issuer and the Trustee in this Supplemental Indenture and in the Original Indenture, as applicable, shall bind their respective successors.

Section 3.07.                          New York Law to Govern.  This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State (without regard to the conflicts of laws provisions thereof).

2

Section 3.08.                          Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.09.                          Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.10.                          Trustee.  The Trustee accepts the amendments of the Original Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

3

IN WITNESS WHEREOF, each of the parties has caused this Supplemental Indenture to be duly executed, all as of the first date written above.

ACCURAY INCORPORATED

By:	/s/ Kevin Waters
	Name:	Kevin Waters
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valere Boyd
	Name:	Valere Boyd
	Title:	Vice President